Exhibit 99.1

        Powerwave Technologies Reports Fourth Quarter Results

    SANTA ANA, Calif.--(BUSINESS WIRE)--Jan. 22, 2004--Powerwave Technologies Inc. (Nasdaq:PWAV) today reported net sales of $72.2 million for its fourth quarter ended Dec. 28, 2003, compared to fourth quarter fiscal 2002 revenues of $76.1 million. Powerwave also reported a fourth quarter net loss of $1.4 million, or a basic loss per share of 2 cents, compared to a net loss of $4.0 million, or a basic loss per share of 6 cents for the prior year period.
    For the entire fiscal year 2003, Powerwave reported total revenues of $239.1 million, compared to total fiscal year 2002 revenues of $384.9 million. For all of fiscal 2003, Powerwave reported a total net loss of $32.9 million, or a basic loss per share of 51 cents, compared to net income of $4.1 million, or diluted earnings per share of 6 cents for fiscal 2002. Total fiscal 2003 results included restructuring and impairment charges of approximately $15.5 million related to the economic downturn that impacted demand in the wireless infrastructure industry and the restructuring of Powerwave's manufacturing operations to reduce operating costs by outsourcing the majority of the company's production capability to contract manufacturers located primarily in Asia.
    "Our fourth quarter 2003 financial results demonstrated continued improvement in our operating structure as we completed our aggressive move towards outsourced manufacturing," stated Bruce C. Edwards, president and chief executive officer. "Fiscal 2003 has represented a major transition year for Powerwave as we made significant improvements in our operating and expense structure on a go-forward basis and further expanded our customer base.
    "On December 1, 2003, we announced an agreement to acquire LGP Allgon Holding AB in a strategic combination under which Powerwave will offer to exchange 1.1 newly issued Powerwave shares for each outstanding LGP Allgon share. We believe that the combination of Powerwave and LGP Allgon will extend our leadership in the wireless infrastructure industry across key products and solutions, including coverage and capacity solutions and key base station subsystems. We have received formal approval from the required antitrust regulators and we currently expect to begin the exchange offer during the month of February 2004 and complete the transaction prior to the end of our first quarter 2004."
    For the fourth quarter of 2003, North American revenues were $44.0 million or approximately 61% of revenues as compared to $46.0 million or approximately 60% of revenues for the fourth quarter of 2002. Total sales to customers based in Asia accounted for approximately 8% of revenues or $5.8 million for the fourth quarter of 2003, compared to 14% of revenues or $10.7 million for the fourth quarter of 2002. Total European and other international revenues for the fourth quarter of 2003 were $22.4 million or approximately 31% of revenues as compared to $19.4 million or approximately 26% of revenues for the fourth quarter of 2002.
    For the fourth quarter of 2003, sales of Cellular products totaled $23.1 million or 32% of total revenues, PCS product sales totaled $39.2 million or 54% of revenues and 3G 2100 MHz W-CDMA product sales totaled $9.9 million or 14% of revenues.
    Powerwave's customer diversification for the fourth quarter of 2003 included Nokia Networks and AT&T Wireless Services which each accounted for 10% or more of revenues and Nortel Networks Corp. accounting for approximately 56% of revenues. In addition, the company's total sales to network operators accounted for approximately 27% of revenues in the fourth quarter of 2003.

    Balance Sheet

    At Dec. 28, 2003, Powerwave had total cash and cash equivalents of approximately $260.5 million, which is an increase of $7.0 million from the Sept. 28, 2003 balance of $253.5 million. This increase reflects Powerwave's positive cash flow from operations during the quarter. Total assets were approximately $466.3 million with net inventories of $15.2 million and net accounts receivable of $56.3 million.

    Company Background

    Powerwave Technologies Inc., a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, CA 92705. Telephone:
714-466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, call 888-PWR-WAVE (797-9283) or visit the company's Web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies Inc.

    Conference Call

    Powerwave is providing a simultaneous Webcast of its Fiscal 2003 Fourth Quarter financial results conference call on Thursday, Jan. 22, 2004, at 2 p.m. Pacific Time. To access this audio Webcast, log onto www.powerwave.com/investor.asp and select the Powerwave Technologies FY2003 Q4 Conference Call. The call will last for approximately one hour. To listen to the live call, please call 719-457-2618 and request the Powerwave Q4 Conference Call. A replay of the Webcast will be available beginning approximately two hours after completion of the initial Webcast. Additionally, an audio playback of the conference call will be available at approximately 5 p.m. Pacific Time on Jan. 22, 2004 through Jan. 31, 2004 by calling 719-457-0820 or 888-203-1112 and entering reservation number 319710.

    Forward-Looking Statements

    The foregoing statements regarding improvement in our operating structure; the proposed benefits of the exchange offer for the LGP Allgon shares; and the projected timing of the commencement and closing of the exchange offer for the LGP Allgon shares are "forward looking statements." All of these statements are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: delays or failure to obtain stockholder approval for the exchange offer; problems in integrating the business of Powerwave and LGP Allgon following completion of the exchange offer; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and new 3G networks; we require continued success in the design of new amplifier products and such products must be manufacturable and of good quality and reliability; unexpected difficulties and delays in transitioning products to contract manufacturers which could limit overall cost reductions through the use of contract manufacturers; variability in our gross margins on new products which could result in a negative impact on our operating results; our business requires continued favorable business conditions and growth in the wireless communications market. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in the Company's Form 10-Q for the quarterly period ended September 28, 2003 and the Form 10-K for the fiscal year ended December 29, 2002, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


                     POWERWAVE TECHNOLOGIES INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)

                            Three Months Ended       Year Ended
                               (unaudited)    (unaudited) (audited)(a)
                            Dec. 28, Dec. 29,    Dec. 28,    Dec. 29,
                               2003     2002        2003        2002

Net Sales                   $72,248  $76,136    $239,069     $384,889
Cost of Sales                59,105   67,253     222,854      322,107

Gross Profit                 13,143    8,883      16,215       62,782

Operating Expenses:
Sales and Marketing           2,956    2,379      11,557       11,384
Research and Development      9,343    8,234      38,928       33,087
General and Administrative    3,522    3,722      13,946       14,401
Restructuring and
 Impairment                       -        -       7,608            -
Total Operating Expenses     15,821   14,335      72,039       58,872

Operating Income (Loss)      (2,678)  (5,452)    (55,824)       3,910

Other Income (Expense), net     421     (247)      2,394        1,963
Income (Loss) before Income
 Taxes                       (2,257)  (5,699)    (53,430)       5,873
Provision (Benefit) for
 Income Taxes                  (869)  (1,710)    (20,571)       1,762

Net Income (Loss)           $(1,388) $(3,989)   $(32,859)      $4,111

Net Income (Loss) per Share
                   (basic):  ($0.02)  ($0.06)     ($0.51)       $0.06
                 (diluted):  ($0.02)  ($0.06)     ($0.51)       $0.06


Weighted Average Common
 Shares used in computing
 per Share Amounts (basic):  63,174   65,707      64,667       65,485
                 (diluted):  63,174   65,707      64,667       66,230


                     POWERWAVE TECHNOLOGIES INC.
                       PERCENTAGE OF NET SALES

                            Three Months Ended        Year Ended
                                (unaudited)   (unaudited) (audited)(a)
                              Dec. 28, Dec. 29,   Dec. 28,    Dec. 29,
                                2003    2002        2003        2002
Statement of Operations Data:
Net Sales                       100.0% 100.0%      100.0%       100.0%
Cost of Sales                    81.8   88.3        93.2         83.7

Gross Profit                     18.2   11.7         6.8         16.3

Operating Expenses:
Sales and Marketing               4.1    3.1         4.8          3.0
Research and Development         12.9   10.8        16.3          8.6
General and Administrative        4.9    4.9         5.8          3.7
Restructuring and Impairment        -      -         3.2            -
Total Operating Expenses         21.9   18.8        30.1         15.3

Operating Income (Loss)          (3.7)  (7.1)      (23.3)         1.0

Other Income (Expense), net       0.6   (0.3)        1.0          0.5

Income (Loss) before Income
 Taxes                           (3.1)  (7.4)      (22.3)         1.5
Provision (Benefit) for Income
 Taxes                           (1.2)  (2.2)       (8.6)         0.4

Net Income (Loss)               (1.9)% (5.2)%     (13.7)%         1.1%



                     POWERWAVE TECHNOLOGIES INC.
                CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)


                                            Dec. 28, 2003 Dec 29, 2002
ASSETS                                        (unaudited) (audited)(a)

Current Assets:
Cash and cash equivalents                       $260,528     $162,529
Accounts receivable, net                          56,278       53,264
Inventories, net                                  15,187       29,921
Other current assets                              13,353       16,219
Total Current Assets                             345,346      261,933

Property, plant and equipment, net                67,975       84,822
Other non-current assets                          52,936       22,418
Total Assets                                    $466,257     $369,173


LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable                                 $48,942      $26,842
Accrued expenses and other liabilities            16,159       16,508
Current portion of long-term debt                      -           79
Total Current Liabilities                         65,101       43,429

Long-term debt                                   130,000            -
Other non-current liabilities                        119           83
Total Liabilities                                195,220       43,512

Shareholders' Equity:
Total Shareholders' Equity                       271,037      325,661
Total Liabilities and Shareholders' Equity      $466,257     $369,173


(a)Dec. 29, 2002 information was derived from audited financial statements.


    CONTACT: Powerwave Technologies Inc., Santa Ana
             Kevin Michaels, 714-466-1608